Exhibit 3.6

OPERATING AGREEMENT

OF

FLORIDA EAST COAST DELIVERIES, LLC

THIS OPERATING AGREEMENT (the “Agreement”) of Florida East Coast Deliveries, LLC (the “Company”) dated as of this 31st day of December, 2007, by Florida East Coast Railway, L.L.C., as the sole member of the Company (the “Member”).

RECITAL

The Member has formed the Company as a limited liability company under the laws of the State of Florida and desires to enter into a written agreement with the Company, in accordance with the provisions of the Florida Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

ARTICLE 1

The Limited Liability Company

1.1 Formation. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. Articles of organization for the Company as described in Section 608.407 of the Act (the “Articles of Organization”) have been filed in the Office of the Secretary of State of the State of Florida in conformity with the Act.

1.2 Name. The name of the Company shall be “Florida East Coast Deliveries, LLC” and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the Act and such jurisdictions in which the Company’s operations are conducted.

1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other applicable law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4 Registered Office and Agent. The location of the registered office of the Company shall be 1201 Hays Street, Tallahassee, Florida 32301. The Company’s Registered Agent at such address shall be Corporation Service Company.

1.5 Term. Subject to the provisions of Article 6 below, the Company shall have perpetual existence.

ARTICLE 2

The Member

2.1 The Member. The name and address of the Member is as follows:

Name	Address
Florida East Coast Railway, L.L.C.	7411 Fullerton Street Suite 300 Jacksonville, FL 32256

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member, but no meetings are required to be held.

2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or by its management of the Company in its capacity as the member of the Company.

2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5 Admission of Members. New members shall be admitted only upon the approval of the Member.

ARTICLE 3

Management by the Member

3.1 Management. The management of the Company is fully reserved to the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company. In managing the business and affairs of the Company and exercising its powers, the Member may act through resolutions adopted in written consents. Decisions or actions taken by the Member in accordance with this Agreement shall constitute decisions or action by the Company and shall be binding on the Company.

3.2 Officers and Related Persons. The Member shall have the authority, in its sole and absolute discretion, to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties as set forth in Section 3.3. Each of the following persons is hereby appointed to the office or offices of the Company set forth opposite their name, to hold office until their successor shall be duly appointed and qualified, or until their earlier removal, resignation or disqualification:

Name	Title
John Giles	President
Randal Nardone	Vice President
Amy Bramlitt	Vice President and Controller
Ken Nicholson	Vice President
Joseph Adams	Vice President
Heidi J. Eddins	Secretary
David N. Brooks	Assistant Secretary

3.3 Duties of Officers. The officers of the Company shall have the following duties:

(a) The President shall be the chief executive officer of the Company, shall be primarily responsible for implementation of the policies of the Company, and shall have general and active management powers over the business and affairs of the Company, subject to the direction of the Member.

(b) The Vice Presidents shall have such powers and duties as may be delegated to him or her by the Member or the President.

(c) The Secretary shall have custody of, and maintain, all of the Company records except the financial records and shall perform such other duties as may be prescribed by the Member or the President. The Assistant Secretary shall assist the Secretary in the performance of any of his or her duties.

(d) The Treasurer shall have custody of all Company funds and financial records, shall keep full and accurate accounts of receipts and disbursements and render accounts thereof whenever required by the Member or the President, and shall perform such other duties as may be prescribed by the Member or the President.

3.4 Member as Manager, Managing Member, Etc. In exercising its rights, powers and authority in managing the Company, the Member may use the titles “Member,” “Sole Member,” “Managing Member,” “Manager” or any other title which the Member shall decide to use from time to time.

3.5 Fiduciary Duties of Member. The Member shall have no duty of care, duty of loyalty, or other duty toward the Company, except to the extent otherwise required by the Act or other applicable laws.

3.6 No Limit on Personal Activities. Nothing herein contained shall be construed to limit in any manner the Member or any of its managers, members, officers, partners, affiliates, agents, servants, and employees, in carrying out their separate businesses or activities.

ARTICLE 4

Capital Structure and Contributions

4.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”). All Common Interests shall be identical with each other in every respect. The Member shall own all of the Common Interests. The parties agree that the Common Interests shall not at any time be represented by certificates, and the parties further agree that the Common Interests shall not be treated as a “Security” governed by Chapter 678, Florida Statutes.

4.2 Capital Contributions. The Member has contributed $100 in cash to the Company in exchange for all the membership interests in the Company. From time to time, the Member may determine that the Company requires capital and may make additional capital contributions in such amounts as may be determined by the Member, but the Member shall not be required to make any capital contributions to the Company. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE 5

Profits, Losses and Distributions

5.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. In each year, profits and losses shall be allocated entirely to the Member.

5.2 Distributions. From time to time, the Member shall determine the amounts of cash available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute the determined amounts when, as and if declared by the Member in its sole and absolute discretion. The distributions of the Company shall be made entirely to the Member.

ARTICLE 6

Events of Dissolution

The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a) The Member votes for dissolution; or

(b) A judicial dissolution of the Company under Section 608.441 of the Act.

ARTICLE 7

Transfer of Interests in the Company

7.1 Transfers. The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

7.2 Pledges. The Member shall have exclusive and absolute discretion to pledge all or any portion of the Member’s membership rights to any person or entity at any time as collateral for any of debt of the Member. The Member may make any such pledge under any terms and conditions which the Member deems appropriate.

ARTICLE 8

Exculpation and Indemnification

8.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, or any officers, directors, managers, members, stockholders, partners, employees, affiliates, representatives or agents of any of the Member, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement or otherwise granted to such Covered Person in accordance with the terms of this Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

8.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, whether criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 8.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such

Covered Person is not entitled to be indemnified by the Company as authorized by this Section 8.2.

8.3 Amendments. Any repeal or modification of this Article 8 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article 8, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 9

Miscellaneous

9.1 Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

9.2 Amendments. Amendments to this Agreement and to the Articles of Organization shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member, or if none is specified, as of the date of such approval or as otherwise provided in the Act.

9.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with, or otherwise modified by any party having jurisdiction with respect thereto to be, a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the principles of conflicts of laws thereof.

9.5 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Florida or any other laws.

9.6 No Third Party Beneficiary Rights. The provisions of this Agreement are not intended to be for the benefit of any creditor or any other person (other than the Member in its capacity as such or any Covered Person) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or the Member; and no such creditor or other person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or the Member.

[Signature page follows.]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date set forth above.

FLORIDA EAST COAST RAILWAY, L.L.C.
Sole Member

By:	/s/ Heidi J. Eddins
Name: Heidi J. Eddins
Title: Executive Vice President,
Secretary, and General Counsel